Equity interest
Principal Subsidiaries and Associated Companies as of February 2003	(in %)

Germany

Herrmann Beteiligungs GmbH, Berlin	100

Ernst Herrmann Ingenieur GmbH & Co. KG, Berlin	100

Other Europe

EPCOS OHG, Deutschlandsberg, Austria	100

EPCOS Verwaltungsgesellschaft m.b.H. Deutschlandsberg, Austria	100

EPCOS Lagerbetriebsgesellschaft m.b.H. Deutschlandsberg, Austria	100

EPCOS s.r.o., Šumperk, Czech Republic	100

EPCOS UK Ltd. Bracknell, England	100

EPCOS Nordic OY Espoo, Helsinki, Finland	100

EPCOS SAS, Bordeaux, France	100

EPCOS Elektronikai Alkatrész Kft., Szombathely, Hungary	100

Becromal Norway AS, Notodden, Norway	25

EPCOS-Peças e Componentes Electrónicos S.A., Évora, Portugal	100

EPCOS Electronic Components, S.A., Malaga, Spain	100

EPCOS Nordic AB Kista, Sweden	100

EPCOS Schweiz Vertriebs GmbH, Schweiz	100

EPCOS Nordic ApS, Herlev, Dänemark	100

Asia

EPCOS (Zhuhai FTZ) Co. Ltd., Zhuhai, China	100

EPCOS (Zhuhai) Co. Ltd., Zhuhai, China	100

EPCOS Ltd. Hong Kong, China	100

EPCOS (Xiaogan) Co. Ltd., Xiaogan, China	60

EPCOS (Wuxi) Co. Ltd., Wuxi, China	100

EPCOS (Shanghai) Ltd., Shanghai, China	100

EPCOS (China) Investment Ltd., Shanghai, China	100

EPCOS India Private Ltd., Nashik, India	100

EPCOS Ferrites Ltd. (former International Ferrites Ltd.), Calcutta, India	100

EPCOS PTE LTD, Singapore	100

EPCOS SDN.BHD., Johor Bahru, Malaysia	100

EPCOS KK., Tokio, Japan	100

EPCOS Taiwan Co., Ltd., Taipei, Taiwan	100

Americas

ICOTRON-Indústria de Componentes Electrônicos Ltda., Gravatai, Brazil	100

EPCOS, Inc., Iselin, New Jersey, U.S.	100

Crystal Technology, Inc., Palo Alto, California, U.S.	100